EXHIBIT 4.4

THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT

This THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT (this "Amendment"), dated as of December 22, 2006, is entered into by BWX Technologies, Inc. (the "Borrower"), BWXT Services, Inc. and BWXT Federal Services, Inc. (the "Guarantors"), the lenders from time to time party to the Credit Agreement described below (the "Lenders"), and Calyon New York Branch (formerly known as Credit Lyonnais, New York Branch), as administrative agent for the Lenders (the "Administrative Agent").

INTRODUCTION

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Revolving Credit Agreement dated as of December 9, 2003 as amended by First Amendment to Revolving Credit Agreement dated as of March 18, 2005 and the Second Amendment to Revolving Credit Agreement dated as of November 7, 2005 (the "Credit Agreement"); and

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent wish to, subject to the terms and conditions of this Amendment, amend the Credit Agreement as provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.  Unless otherwise defined in this Amendment, each term used in this Amendment that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

Section 2. Amendments to Credit Agreement.  Section 1.1 of the Credit Agreement is amended by changing the definition of "Change of Control" to read in its entirety as follows:

"Change of Control" means any of (a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (excluding underwriters in the course of their distribution of voting stock in an underwritten public offering), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 30% or more of the voting power of the outstanding shares of voting stock of MII, (b) the Borrower shall cease to be a direct, wholly-owned Subsidiary of either (i) BWICO or, (ii) if BWICO ceases to be a direct, wholly-owned Subsidiary of McDermott, McDermott, (c) McDermott ceases to be a direct or indirect, wholly-owned Subsidiary of MII, (d) 50% or more of the members of the Board of Directors of the Borrower on any date shall not have been (i) members of the Board of Directors of the Borrower on the date 12 months prior to such date or (ii) approved (by recommendation, nomination, election or otherwise) by Persons who constitute at least a majority of the members of the Board of Directors of the Borrower as constituted on the date 12 months prior to such date, (e) all or substantially all of the assets of the Borrower are sold in a single transaction or series of related transactions to any Person or (f) the Borrower merges or consolidates with or into any other Person, with the effect that immediately after such transaction the stockholders of the Borrower immediately prior to such transaction hold less than a majority of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction.

Section 3. Effectiveness.  The Credit Agreement shall be amended as provided in this Amendment as of the first date written above upon receipt by the Administrative Agent of duly and validly executed originals of this Amendment from each of the parties hereto.

Section 4. Representations and Warranties.  Each Credit Party jointly and severally represents and warrants as follows:

(a) the execution, delivery, and performance of this Amendment are within the corporate power and authority of the Credit Parties and have been duly authorized by appropriate proceedings;

(b) this Amendment constitutes legal, valid, and binding obligations of the Credit Parties enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity;

(c) the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties relate solely to an earlier date; and

(d) after giving effect to this Amendment, no event has occurred and is continuing which constitutes an Event of Default or that with the passage of time would constitute an Event of Default.

Section 5. Ratification. Except to the extent modified by this Amendment, the Credit Agreement and all other Credit Documents executed in connection therewith to which the Borrower or any other Credit Party is a party shall remain in full force and effect, and all rights and powers created thereby or thereunder are in all respects ratified and confirmed.  The Borrower and the Credit Parties agree that all obligations of the Borrower and each other Credit Party under the Credit Agreement as modified by this Amendment and all other Credit Documents to which the Borrower or any other Credit Party is a party are hereby reaffirmed and renewed.

Section 6. Governing Law.  This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York.

Section 7. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Signature pages follow]

HOUSTON\2025096.1

Executed as of the date first written above.

BORROWER:

BWX TECHNOLOGIES, INC.

By:
James C. Lewis

Vice President and Treasurer

GUARANTORS:

BWXT SERVICES, INC.

By:
James C. Lewis

Treasurer

BWXT FEDERAL SERVICES, INC.

By:
James C. Lewis

Treasurer

CALYON NEW YORK BRANCH (formerly known as Credit Lyonnais, New York Branch), as Administrative Agent and as a Lender

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:
Title:

WELLS FARGO BANK, N.A., as a Lender

By:
Name:
Title:

ALLIED IRISH BANKS, PLC, as a Lender

By:
Name:
Title:

COMPASS BANK, as a Lender

By:
Name:
Title:

AMEGY BANK N.A. (formerly known as Southwest Bank of Texas, N.A.), as a Lender

By:
Name:
                                Title: